Exhibit 5.2

Osler, Hoskin & Harcourt LLP Suite 2700, Brookfield Place 225 – 6th Avenue S.W. Calgary, Alberta, Canada T2P 1N2 403.260.7000 MAIN 403.260.7024 FACSIMILE

Calgary Toronto Montréal Ottawa Vancouver New York	December 23, 2022 Nine Energy Service, Inc. 2001 Kirby Drive, Suite 200 Houston, Texas 77019 Dear Sirs/Mesdames: Re: Registration Statement on Form S-3

We are issuing this opinion letter in our capacity as Canadian special counsel to Nine Energy Canada Inc., an Alberta corporation (the “Alberta Subsidiary Guarantor”), in connection with the preparation of the Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission on December 23, 2022 under the Securities Act of 1933, as amended (the “Securities Act”), relating to securities that may be issued and sold by Nine Energy Service, Inc. (the “Company”) and certain subsidiary guarantors thereof, including the Alberta Subsidiary Guarantor. The Registration Statement relates to the sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act, of, among other things, guarantee(s) of the Company’s debt securities (the “Alberta Subsidiary Guarantee(s)”) by the Alberta Subsidiary Guarantor.

In connection with the opinions expressed in this letter, we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions expressed in this letter, including: (i) the corporate and organizational documents of the Alberta Subsidiary Guarantor, (ii) resolutions of the board of directors and shareholder of the Alberta Subsidiary Guarantor, and (iii) the Registration Statement and the exhibits thereto.

We are qualified to practice law in the Province of Alberta and these opinions are rendered solely with respect to the Province of Alberta and the federal laws of Canada applicable in the Province of Alberta and, as they relate to the legally binding nature of and enforceability of the Alberta Subsidiary Guarantee(s), the laws of the Province of Alberta.

For the purposes of the opinions set forth below, we have assumed without independent investigation or verification by us that:

(i)	the Alberta Subsidiary Guarantee(s) will have the terms described in, and will otherwise be issued as described in, the Registration Statement;

(ii)

the board of directors of the Alberta Subsidiary Guarantor will have taken all necessary corporate action to authorize and establish the terms of the Alberta Subsidiary Guarantee(s), to authorize the terms of the offering and sale of such Alberta Subsidiary Guarantee(s), and to authorize the execution and delivery by the Alberta Subsidiary Guarantor of the Alberta Subsidiary Guarantee(s) and any related contracts, agreements, indentures and instruments delivered in connection therewith to which the Alberta Subsidiary Guarantor is a party and the performance of its obligations thereunder;

(iii)

each Alberta Subsidiary Guarantee and any related contracts, agreements, indentures and instruments will be duly executed and delivered in substantially the form reviewed by us prior to issuance of such Alberta Subsidiary Guarantee;

(iv)	the Alberta Subsidiary Guarantee(s) will be governed by the laws of the Province of Alberta;

(v)

at the time of the issuance of the Alberta Subsidiary Guarantee(s), the Alberta Subsidiary Guarantor will be a valid and subsisting corporation existing under the laws of the Province of Alberta and will have all necessary corporate power and capacity to issue such Alberta Subsidiary Guarantee(s) and to perform its obligations thereunder;

(vi)	there shall not have occurred any change in law affecting the validity or enforceability of such Alberta Subsidiary Guarantee(s); and

(vii)

none of the terms of the Alberta Subsidiary Guarantee(s) to be established subsequent to the date hereof, nor the issuance and delivery of such Alberta Subsidiary Guarantee(s), nor the execution, delivery and performance by the Alberta Subsidiary Guarantor of any Alberta Subsidiary Guarantee, nor the compliance by the Alberta Subsidiary Guarantor with the terms of such Alberta Subsidiary Guarantee(s), will violate any applicable law or regulation or will result in a violation of any provision of any article or by-law provision, shareholders’ agreement, instrument or agreement then binding upon the Alberta Subsidiary Guarantor, or any restriction imposed by any court or governmental body having jurisdiction over the Alberta Subsidiary Guarantor.

We have also assumed (i) the legal capacity of all individuals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies, (ii) the completeness, truth and accuracy of all facts set forth in certificates supplied, or otherwise conveyed to us, by public officials and (iii) that each of the parties to the Alberta Subsidiary Guarantee(s) other than the Alberta Subsidiary Guarantor will be validly existing under the laws of the jurisdiction governing its incorporation or formation, will have duly authorized, executed and delivered the Alberta Subsidiary Guarantee(s) and that such Alberta Subsidiary Guarantee(s) will be enforceable in accordance with their terms against all parties to them other than the Alberta Subsidiary Guarantor.

On the basis of the foregoing and subject to the qualifications hereinafter expressed, we are of the opinion that the Alberta Subsidiary Guarantee(s) will, when issued, constitute legal, valid and binding obligations of the Alberta Subsidiary Guarantor, enforceable against the Alberta Subsidiary Guarantor in accordance with their terms and will have been duly authorized by all necessary corporate action on the part of the Alberta Subsidiary Guarantor and constitute legal, valid and binding obligations of the Alberta Subsidiary Guarantor in accordance with their terms, except to the extent that the enforceability may be limited by: (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance, receivership, preference, moratorium, arrangement or winding up laws or other similar laws now or hereafter in effect, and related regulations and judicial doctrines, relating to or affecting the enforcement of creditors’ rights and remedies generally, (ii) equitable principles, whether such equitable principles are considered at law or in equity, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction and (iii) any implied covenants of good faith and fair dealing.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes of applicable laws.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP

Osler, Hoskin & Harcourt LLP